Exhibit 10.1
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT is entered into as of the 19th day of April, 2007, between Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), and David Oakes (the “Executive”).
WITNESSETH:
          WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1. Employment.
(a)	The Company hereby employs the Executive as its Executive Vice President and Chief Investment Officer, and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

(b)	During the term of this Employment Agreement, the Executive shall be and have the title of Executive Vice President and Chief Investment Officer and shall devote all of his business time and all reasonable efforts to his employment and perform diligently such duties as are customarily performed by Executive Vice Presidents and Chief Investment Officers of companies similar in size to, and in a similar business as, the Company, together with such other duties as may be reasonably requested from time to time by the President or Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”), which duties shall be consistent with his positions previously set forth and as provided in Paragraph 2.
2. Term and Positions.
(a)	The period of employment of the Executive by the Company shall, subject to earlier termination as provided in this Employment Agreement, continue until December 31, 2007, with automatic one year renewals thereafter. Notwithstanding the foregoing, this Employment Agreement may be terminated by the Company with “cause” (as hereinafter defined) at any time and without cause upon not less than ninety (90) days prior written notice to the Executive.

(b)	During the term of this Employment Agreement, the Executive shall be entitled to serve as the Executive Vice President and Chief Investment Officer of the Company. For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the articles of incorporation and code of regulations of the Company, as the same may be amended from time to time, and the Indemnification Agreement of even date herewith between the Company and the Executive (the “Indemnification Agreement”).

(c)	If:

(i)	the Company materially changes the Executive’s duties and responsibilities as set forth in Paragraphs 1(b) and 2(b) without his consent;

(ii)	the Executive’s place of employment or the principal executive offices of the Company are located more than fifty (50) miles from the geographical center of Cleveland, Ohio; or

(iii)	there occurs a material breach by the Company of any of its obligations under this Employment Agreement, which breach has not been cured in all material respects within thirty (30) days after the Executive gives notice thereof to the Company;
then in any such event the Executive shall have the right to terminate his employment with the Company, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by the Executive but rather a discharge of the Executive by the Company without “cause” (as defined in Paragraph 5(a)(ii)).
(d)	The Executive shall be deemed not to have consented to any written proposal calling for a material change in his duties and responsibilities unless the Executive shall give written notice of his consent thereto to the Board within fifteen (15) days after receipt of such written proposal. If the Executive shall not have given such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to the Executive given within ten (10) days after the end of said fifteen (15) day period.

(e)	Notwithstanding anything in this Agreement to the contrary, if there shall occur a “Change in Control” and a “Triggering Event” (as those terms are defined in the Change in Control Agreement of even date herewith between the Company and the Executive (the “Change in Control Agreement”)), payments to the Executive will be governed by the Change in Control Agreement and the Executive shall not be entitled to any additional benefits under this Employment Agreement except as to that portion of any unpaid salary and other benefits accrued and earned by the Executive hereunder up to and including the effective date of such termination.
3. Compensation.
          During the term of this Employment Agreement, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Paragraph 3.
(a)	The Company shall pay to the Executive a base salary payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly) of not less than Three Hundred Fifty Thousand Dollars ($350,000) per annum, subject to such increases as the Board may approve.

(b)	In addition to an annual base salary, if the Executive achieves the factors and criteria for bonus payments hereinafter described for any fiscal year of the Company, then the Company shall pay to the Executive bonus compensation for such fiscal year, not later than 75 days following the end of each fiscal year or, if applicable, the date of termination of employment, as the case may be, prorated on a per diem basis for partial fiscal years, determined and calculated in accordance with the percentages set forth on Exhibit A attached hereto. The Company’s award of bonus compensation to the

Executive shall be determined by the factors and criteria, including the financial performance of the Company and the performance by the Executive of his duties hereunder, that may be established from time to time for the calculation of bonus awards by the Executive Compensation Committee (the “Committee”) of the Board.

(c)	On or about April 16, 2007, the Company shall grant to the Executive pursuant to and in accordance with the terms and conditions of the Developers Diversified Realty Corporation Equity-Based Award Plan (the “Plan”), the right and options (the “Options”) to purchase 100,000 common shares of the Company. Without limiting the generality of the foregoing, (i) the Options shall vest at the rate of 33-1/3% per year over the first three years of their 10-year term and (ii) the exercise price of the Options shall be the New York Stock Exchange’s closing price of the Company’s’ common shares on the date the Options are granted.

(d)	On or about April 16, 2007, the Company shall award to the Executive pursuant to and in accordance with the terms and conditions of the Plan, 25,000 restricted common shares of the Company (the “Restricted Shares”). Without limiting the generality of the foregoing, the Restricted Shares shall vest annually in five 20% increments, commencing with the first anniversary of the date of the award and continuing on each anniversary thereafter until vested in full. The Executive shall have the right to receive dividends with respect to all Restricted Shares immediately upon their award; however, the Executive shall have no other rights as a shareholder with respect to any Restricted Shares, including voting rights, until such Restricted Shares have vested.

(e)	If the Executive achieves the factors and criteria for annual long-term incentive compensation awards hereinafter described for any fiscal year of the Company, then the Company shall pay to the Executive annual long-term compensation for such fiscal year, not later than 75 days following the end of each fiscal year, determined and calculated in accordance with the percentages set forth on Exhibit A attached hereto. The Company’s award of annual long-term compensation to the Executive shall be determined by the factors and criteria, including the financial performance of the Company and the performance by the Executive of his duties hereunder, that may be established from time to time for the calculation of annual long-term incentive compensation awards by the Committee and the Chief Executive Officer and the President of the Company.

(f)	The Company shall provide to the Executive such life, disability, medical, hospitalization and dental insurance for the Executive, his spouse and eligible family members as may be determined by the Board to be consistent with industry standards.

(g)	The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive’s rights and benefits thereunder except as expressly provided herein).

(h)	The Executive shall be entitled to such periods of vacation and sick leave allowance each year as are determined by the Chief Executive Officer or the President of the Company in his reasonable and good faith discretion, which in any event shall be not less than four weeks per year or as otherwise provided under the Company’s vacation and sick leave policy for executive officers.

(i)	The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company, including, without limitation, outperformance award plans. The Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing documents of the particular plan.

(j)	The Company shall reimburse the Executive or provide the Executive with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

(k)	The Company shall name the Executive as a social member under the Company’s membership at Barrington Country Club during the term of this Employment Agreement, shall bear the cost of regular social membership fees, assessments and dues incurred there during the term of this Employment Agreement and shall reimburse the Executive for the amount of any charge actually and reasonably incurred at Barrington Country Club in the conduct of the Company’s business.

(l)	The Company shall assist the Executive in finding a residence in the Greater Cleveland area, including the payment or reimbursement of reasonable expenses incurred in up to two “house hunting” trips. The Company shall also pay or reimburse the Executive for the payment of any loan origination fee and other usual and standard closing costs associated with obtaining first mortgage financing for the purchase of such residence. The Company shall reimburse the Executive for or provide him with reasonable moving expenses (including the packing, loading, transportation and unloading of goods, normal appliance servicing, storage for up to sixty days and the shipment of one automobile) from Manhattan to the Greater Cleveland area, including the reimbursement or provision of expenses relating to food and temporary lodging for the Executive and his family to the earlier of the date of permanent relocation to the Greater Cleveland area or July 16, 2007. The Company will also (i) provide the Executive with an allowance of up to $10,000, together with an amount equal to the Federal, state and local income taxes (assuming in all cases the maximum tax brackets) payable with respect to the amount of such allowance actually provided by the Company, to pay miscellaneous relocation expenses not otherwise covered by this Paragraph 3(l) and (ii) pay or reimburse the Executive for estimated Federal, state and local income tax and FICA liabilities that arise from the taxable but non-deductible portion of the Company-reimbursed relocation expenses at the current supplemental rate. If on or before April 16, 2008, the Executive resigns from his employment with the Company for any reason other than those set forth in Paragraph 2(c), then the Executive shall promptly, and in any event within thirty days after the date of his resignation, pay to the Company an amount equal to the sum of all amounts paid by the Company to or on behalf of the Executive pursuant to this Paragraph 3(l).
4. Payment in the Event of Death or Disability.
(a)	In the event of the Executive’s death or if the Executive becomes “disabled” (as hereinafter defined) during the term of this Employment Agreement, the Company shall pay to the Executive (or the successors and assigns of the Executive in the event of his death) an amount equal to the sum of (i) the Executive’s then effective per annum rate of salary, as determined under Paragraph 3(a), plus (ii) a bonus amount prorated up to and including the effective date of termination and determined in accordance with Paragraph 3(b) based on the aggregate amount accrued for bonuses for the then current fiscal year as presented in the Company’s general ledger for the month in which the Executive’s termination occurs, and shall continue the benefits described in Paragraph 3(f) for the Executive (except in the case of death) and the Executive’s family for a period of one (1) year.

(b)	The benefit to be paid pursuant to Paragraph 4(a) shall be paid within ninety (90) days after the date of death or disability, as the case may be.

(c)	For purposes of this Employment Agreement, the Executive shall become “disabled” only in the event of a permanent disability. Executive’s “disability” shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Employment Agreement. The date of disability shall be such one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive’s disability from the other, dispute that the Executive’s permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio, area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.
5. Termination.
(a)	The employment of the Executive under this Employment Agreement, and the terms hereof, may be terminated by the Company:
(i)	on the death of the Executive or if the Executive becomes disabled (as previously defined);

(ii)	for cause at any time by action of the Board. For purposes hereof, the term “cause” shall mean:
(A)	The Executive’s fraud, commission of a felony or of an act or series of acts which result in material injury to the business reputation of the Company, commission of an act or series of repeated acts of dishonesty which are materially inimical to the best interests of the Company, or the Executive’s willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within fifteen (15) days after the Company gives notice thereof to the Executive; or

(B)	The Executive’s material breach of any provision of this Employment Agreement, which breach has not been cured in all substantial respects within ten (10) days after the Company gives notice thereof to the Executive; or

(iii)	without cause pursuant to written notice provided to the Executive not less than ninety (90) days in advance of such termination date.
The exercise by the Company of its rights of termination under this Paragraph 5 shall be the Company’s sole remedy if such right to terminate arises. Upon any termination of this Employment Agreement, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company.

(b)	In the event of a termination claim by the Company to be for “cause” pursuant to Paragraph 5(a)(ii), the Executive shall have the right to have the justification for said termination determined by arbitration in Cleveland, Ohio. In order to exercise such right, the Executive shall serve on the Company within thirty (30) days after termination a written request for arbitration. The Company immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the question of “cause” shall be determined under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding upon both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, the Executive shall continue to receive all compensation and benefits to which the Executive is entitled hereunder, and if at any time during the pendency of such arbitration the Company fails to pay and provide all compensation and benefits to the Executive in a timely manner the Company shall be deemed to have automatically waived whatever rights it then may have had to terminate the Executive’s employment for cause. Expenses of the arbitration shall be borne equally by the parties except as otherwise determined by the arbitrator.

(c)	In the event of termination for any of the reasons set forth in subparagraph (a) of this Paragraph 5, except as otherwise provided in Paragraphs 3(g), 4(a) and 5(d), the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by the Executive hereunder up to and including the effective date of such termination.

(d)	In the event of the termination by the Company of the Executive without “cause” (other than as described in Paragraph 2(e)), or in the event of a termination by the Executive for reasons set forth in Paragraph 2(c), the Company shall pay to the Executive an amount equal to the sum of (i) the Executive’s then effective per annum rate of salary, as determined under Paragraph 3(a), plus, (ii) a bonus amount prorated up to and including the effective date of termination and determined in accordance with Paragraph 3(b) based on the aggregate amount accrued for bonuses for the then current fiscal year as presented in the Company’s general ledger for the month in which the Executive’s termination occurs, and shall continue the benefits described in Paragraph 3(f) for a period of one (1) year.

(e)	Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit pursuant to Paragraph 4(a) or Paragraph 5(d) unless (i) the Executive executes a release of all current and future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, officers and affiliates of any of them, in a form approved by the Company (or, in the case of death, the Executive’s estate executes such release or such other documents as may be reasonably requested by the Company) and (ii) the

Executive (or the Executive’s estate) does not revoke any required release during any applicable revocation period.
6. Covenants and Confidential Information.
(a)	The Executive acknowledges the Company’s reliance and expectation of the Executive’s continued commitment to performance of the Executive’s duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company, during the term of this Employment Agreement and for a period of one (1) year thereafter (and, as to clause (ii) of this subparagraph (a), at any time during and after the term of this Employment Agreement), the Executive shall not, directly or indirectly do or suffer either of the following:
(i)	own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing commercial shopping centers; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant; or

(ii)	disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (C) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company, (D) was not acquired by the Executive from the Company or its representatives or (E) is required to be disclosed by rule of law or by order of a court or governmental body or agency.
(b)	The Executive will not directly or indirectly during the term of this Employment Agreement and for a period of one (1) year after the expiration of this Employment Agreement or the termination of Executive’s employment for any reason, solicit or induce or attempt to solicit or induce any employee(s) of the Company and/or any subsidiary, affiliated or related companies to terminate their employment with the Company and/or any subsidiary, affiliated or related companies.

(c)	The Executive agrees and understands that the remedy at law for any breach by the Executive of this Paragraph 6 will be inadequate and that the damages following from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any legally enforceable provision of this Paragraph 6, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 6 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Paragraph 6 which may be pursued or availed of by the Company.

(d)	The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.
7.	Tax Adjustment Payments. If all or any portion of the amounts payable to the Executive under this Employment Agreement or the Change in Control Agreement (including, without limitation, the issuance of common shares of the Company; the granting or vesting of restricted shares; and the granting, vesting, exercise or termination of options; but excluding any units or awards granted or vested pursuant to any Performance Unit Agreement between the Executive and the Company or any Outperformance Long-Term Incentive Plan Agreement between the Executive and the Company) constitutes “excess parachute payments” within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable to the Executive shall be increased to the extent necessary to place the Executive in the same after-tax position as the Executive would have been in had no such tax been imposed on any such amount paid or payable to the Executive under this Employment Agreement, the Change in Control Agreement or any other amount that the Executive may receive pursuant thereto (other than pursuant to a Performance Unit Agreement or an Outperformance Long-Term Incentive Plan Agreement). The determination of the amount of any such tax and the incremental payment required hereby in connection therewith shall be made by the accounting firm employed by the Executive within thirty (30) calendar days after such payment and said incremental payment shall be made within five (5) calendar days after determination has been made. If, after the date upon which the payment required by this Paragraph 7 has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment or otherwise) that the amount of excise or other similar taxes payable by the Executive is greater than the amount initially so determined, then the Company shall pay the Executive an amount equal to the sum of: (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse the Executive for any income, excise or other tax assessment payable by the Executive with respect to the receipt of the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Paragraph 7. Payment thereof shall be made within five (5) calendar days after the date upon which such subsequent determination is made.
8.	Miscellaneous.
(a)	The Executive represents and warrants that the Executive is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit the Executive from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

(b)	During the term of this Employment Agreement and thereafter, the Executive will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during the Executive’s period of employment with the Company and its predecessors, and will provide reasonable assistance to the Company with matters relating to its corporate history from the period of the Executive’s employment with it or its predecessors. The Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the term of employment.

(c)	The provisions of this Employment Agreement are severable and if any one or more provision may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provision and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(d)	The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns.

(e)	Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Cleveland, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 8(e) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of the covenants contained in Paragraph 6 hereof.

(f)	Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to its principal place of business, attention: President, and if mailed to the Executive, shall be addressed to the Executive at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other.

(g)	The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(h)	This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(i)	This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

(j)	Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

(k)	Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.
[Signatures on the following page.]

          IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement on the day and year first set forth herein.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ Nan R. Zieleniec

Nan R. Zieleniec,
Senior Vice President of Human Resources

/s/ David Oakes
David Oakes

EXHIBIT A
INCENTIVE OPPORTUNITY
Bonus As
% of Salary

Threshold	Target	Maximum
50%	75%	125%
Annual Long-Term Compensation
As % of Salary Plus Bonus

Threshold	Target	Maximum
50%	75%	100%